Exhibit 99.1

United Airlines Announces

Full-Year 2015 Profit

Company Also Announces Record Fourth-Quarter Profit

CHICAGO, Jan. 21, 2016 – United Airlines (UAL) today reported its fourth-quarter and full-year 2015 financial results.

•	UAL reported full-year net income of $4.5 billion, or $11.88 per diluted share, excluding special items. Including special items, UAL reported full-year net income of $7.3 billion. These results include a nonrecurring $3.1 billion non-cash benefit associated with the reversal of the company’s income tax valuation allowance.
•	UAL reported fourth-quarter net income of $934 million, or $2.54 per diluted share, excluding special items. Including special items, UAL reported fourth-quarter net income of $823 million.
•	Today, UAL announced it reached an agreement to acquire 40 new Boeing 737-700 aircraft which will enter the fleet beginning in mid-2017, replacing a portion of the capacity currently operated by regional partners.
•	Employees earned a record $698 million in profit sharing for full-year 2015.

“We improved our operational performance, continued to invest in our products and services and achieved record financial performance,” said Brett J. Hart, UAL’s acting chief executive officer. “We have great momentum as we head into 2016 and are committed to continuously earning the trust of our customers and employees. I’m proud of what we accomplished together, running a reliable airline and making the right investments to deliver shareholder value. We expect first-quarter pre-tax margin to be between 8 and 10 percent, excluding special items.”

Full-Year and Fourth-Quarter Revenue and Capacity

For the fourth quarter of 2015, total revenue was $9.0 billion, a decrease of 3.0 percent year-over-year. Fourth-quarter 2015 consolidated PRASM decreased 6.0 percent and consolidated yield decreased 7.2 percent compared to the fourth quarter of 2014. For the full-year 2015, consolidated PRASM declined 4.4 percent versus the prior year. The declines in PRASM and yield were driven largely by a strong U.S. dollar, lower surcharges, travel reductions from customers impacted by declining oil prices, and softening domestic and international yields.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 2

Passenger revenue for the fourth quarter and full year of 2015 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are included in the tables in the back of this document.

Full-Year and Fourth-Quarter Costs

Total operating expense excluding special charges was $7.8 billion in the fourth quarter, down 8.1 percent year-over-year. Including special charges, total operating expense was $8.0 billion, an 8.4 percent decrease year-over-year. The decrease was largely driven by lower oil prices. Consolidated unit cost (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, was flat compared to the fourth quarter of 2014. Consolidated CASM including those items decreased 10 percent year-over-year. For the full year, consolidated CASM excluding special charges, third-party business expenses, fuel and profit sharing decreased 0.7 percent year-over-year. This strong cost performance was largely the result of improved efficiency as part of the company’s Project Quality and upgauging initiatives and better completion as a result of improved operational performance. Consolidated CASM including those items decreased 11.9 percent compared to full-year 2014.

Liquidity and Capital Allocation

In the fourth quarter, UAL generated $1.1 billion in operating cash flow and $324 million in free cash flow, and ended the quarter with $6.5 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. During the fourth quarter, the company continued to invest in its business through gross capital expenditures of $791 million, excluding fully reimbursable projects, including approximately $300 million in aircraft-related deposits that shifted to the fourth quarter of 2015 from the first quarter of 2016.

The company spent $520 million toward its $3 billion share repurchase authorization in the fourth quarter. For the year, United repurchased approximately $1.2 billion worth of shares.

UAL earned a 21.0 percent return on invested capital for the 12 months ended Dec. 31, 2015.

Fleet Updates

Today, UAL announced it would take delivery of 40 new Boeing 737-700 aircraft, which will enter the fleet beginning in mid-2017. These aircraft will replace a portion of the capacity currently operated by the company’s regional partners, as the company expects to reduce by more than half the number of 50-seat aircraft in its fleet by 2019.

“Our customers have a preference for an improved travel experience, including first class seats, Economy Plus, and Wi-Fi. These aircraft are an efficient way to meet those needs while reducing 50-seat flying,” said Gerry Laderman, UAL’s acting chief financial officer.

For more information on UAL’s first-quarter 2016 guidance, please visit ir.united.com for the company’s investor update.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 3

The company will provide further details on its full-year 2015 financial results on an investor conference call today at 9:30 a.m. CT. Participants in the call will include Oscar Munoz, president and CEO; Brett J. Hart, acting CEO; Gerry Laderman, acting chief financial officer; Jim Compton, vice chairman and chief revenue officer; and Greg Hart, executive vice president and chief operations officer.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 342 airports across six continents. In 2015, United and United Express operated nearly two million flights carrying 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 700 mainline aircraft, and this year, the airline anticipates taking delivery of 20 new Boeing aircraft, including 737NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; our CEO’s health prognosis and return from medical leave; labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

-tables attached-

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 4

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND YEAR ENDED DECEMBER 31, 2015 AND 2014

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2015	2014		2015	2014

Operating revenue:
Passenger: (A)
Mainline	$6,180	$6,375	(3.1)	$26,333	$26,785	(1.7)
Regional	1,549	1,708	(9.3)	6,452	6,977	(7.5)

Total passenger revenue	7,729	8,083	(4.4)	32,785	33,762	(2.9)
Cargo	231	260	(11.2)	937	938	(0.1)
Other operating revenue	1,076	970	10.9	4,142	4,201	(1.4)

Total operating revenue	9,036	9,313	(3.0)	37,864	38,901	(2.7)

Operating expense:
Salaries and related costs	2,424	2,251	7.7	9,713	8,935	8.7
Aircraft fuel (B)	1,618	2,530	(36.0)	7,522	11,675	(35.6)
Regional capacity purchase	565	597	(5.4)	2,290	2,344	(2.3)
Landing fees and other rent	556	568	(2.1)	2,203	2,274	(3.1)
Depreciation and amortization	476	431	10.4	1,819	1,679	8.3
Aircraft maintenance materials and outside repairs	399	415	(3.9)	1,651	1,779	(7.2)
Distribution expenses	316	334	(5.4)	1,342	1,373	(2.3)
Aircraft rent	174	215	(19.1)	754	883	(14.6)
Special charges (C)	131	179	NM	326	443	NM
Other operating expenses	1,296	1,168	11.0	5,078	5,143	(1.3)

Total operating expense	7,955	8,688	(8.4)	32,698	36,528	(10.5)

Operating income	1,081	625	73.0	5,166	2,373	117.7

Nonoperating income (expense):
Interest expense	(165)	(176)	(6.3)	(669)	(735)	(9.0)
Interest capitalized	11	12	(8.3)	49	52	(5.8)
Interest income	9	5	80.0	25	22	13.6
Miscellaneous, net (C)	(31)	(443)	(93.0)	(352)	(584)	(39.7)

Total nonoperating expense	(176)	(602)	(70.8)	(947)	(1,245)	(23.9)

Income before income taxes	905	23	NM	4,219	1,128	274.0
Income tax expense (benefit) (D)	82	(5)	NM	(3,121)	(4)	NM

Net income	$823	$28	NM	$7,340	$1,132	NM

Earnings per share, basic	$2.24	$0.08	NM	$19.52	$3.05	NM

Earnings per share, diluted	$2.24	$0.07	NM	$19.47	$2.93	NM

Weighted average shares, basic	367	372	(1.3)	376	371	1.3
Weighted average shares, diluted	367	376	(2.4)	377	390	(3.3)

NM Not meaningful

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 5

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	Select passenger revenue information is as follows (in millions):

	4Q 2015 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2014	PRASM vs. 4Q 2014	Yield vs. 4Q 2014	Available Seat Miles vs. 4Q 2014
Domestic	$3,249	0.9%	(3.2%)	(5.6%)	4.3%

Atlantic	1,314	(3.2%)	(2.7%)	(1.5%)	(0.5%)
Pacific	1,012	(8.6%)	(8.6%)	(9.2%)	0.0%
Latin America	605	(12.6%)	(20.9%)	(20.8%)	10.5%

International	2,931	(7.1%)	(8.9%)	(8.7%)	1.9%

Mainline	6,180	(3.1%)	(6.0%)	(7.1%)	3.1%
Regional	1,549	(9.3%)	(3.0%)	(4.2%)	(6.6%)

Consolidated	$7,729	(4.4%)	(6.0%)	(7.2%)	1.8%

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 6

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2015	2014		2015	2014
Mainline fuel expense excluding hedge impacts	$1,184	$1,982	(40.3)	$5,711	$9,408	(39.3)
Hedge losses reported in fuel expense (a)	(175)	(85)	NM	(604)	(89)	NM

Total mainline fuel expense	1,359	2,067	(34.3)	6,315	9,497	(33.5)
Regional fuel expense	259	463	(44.1)	1,207	2,178	(44.6)

Consolidated fuel expense	1,618	2,530	(36.0)	7,522	11,675	(35.6)
Cash paid on settled hedges that did not qualify for hedge accounting (b)	(115)	(151)	NM	(329)	(138)	NM

Fuel expense including all losses from settled hedges	$1,733	$2,681	(35.4)	$7,851	$11,813	(33.5)

Mainline fuel consumption (gallons)	784	769	2.0	3,216	3,183	1.0
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.51	$2.58	(41.5)	$1.78	$2.96	(39.9)
Mainline average aircraft fuel price per gallon	$1.73	$2.69	(35.7)	$1.96	$2.98	(34.2)
Mainline average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.88	$2.88	(34.7)	$2.07	$3.03	(31.7)
Regional fuel consumption (gallons)	167	179	(6.7)	670	722	(7.2)
Regional average aircraft fuel price per gallon	$1.55	$2.59	(40.2)	$1.80	$3.02	(40.4)

Consolidated fuel consumption (gallons)	951	948	0.3	3,886	3,905	(0.5)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.52	$2.58	(41.1)	$1.78	$2.97	(40.1)
Consolidated average aircraft fuel price per gallon	$1.70	$2.67	(36.3)	$1.94	$2.99	(35.1)
Consolidated average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting	$1.82	$2.83	(35.7)	$2.02	$3.03	(33.3)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness losses on settled hedges and losses on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 7

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2015	2014	2015	2014
Operating:
Impairment of assets	$48	$16	$79	$49
Integration-related costs	13	17	60	96
Severance and benefit costs	4	141	107	199
(Gains) losses on sale of assets and other miscellaneous (gains) losses, net	66	5	80	99

Special charges	131	179	326	443

Nonoperating and income taxes:
Loss on extinguishment of debt and other, net	7	53	202	74
Income tax benefit related to special charges	(11)	(6)	(11)	(10)
Income tax expense (benefit) associated with valuation allowance release (D)	88	—	(3,130)	—

Total operating and nonoperating special charges, net of income taxes	215	226	(2,613)	507
Mark-to-market (MTM) (gains) losses from fuel derivative contracts settling in future periods	1	225	(8)	244
Prior period gains (losses) on fuel derivative contracts settled in the current period	(105)	(18)	(241)	83

Total special items, net of income taxes	$111	$433	$(2,862)	$834

2015 - Special items

Impairment of assets: During its annual assessment in the fourth quarter of 2015, the company recorded $33 million ($22 million net of related income tax benefit) related to impairment of its indefinite-lived intangible assets (certain domestic slots and international Pacific routes), $8 million for the write-off of unexercised aircraft purchase options and $7 million for inventory held for sale. For the full-year 2015, the company also recorded other impairments, including $10 million for discontinued internal software projects and $10 million for the impairment of several engines held for sale.

Integration-related costs: Integration-related costs include compensation costs related primarily to systems integration and training for employees.

Severance and benefit costs: In 2015, the company recorded $107 million of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants. In 2014, more than 2,500 flight attendants elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2016.

(Gains) losses on sale of assets and other miscellaneous (gains) losses, net: During 2015, the company recorded $80 million, which includes $32 million related to charges for legal matters, $18 million related to collective bargaining agreements, $16 million for the cease use of an aircraft under lease and $14 million for losses on the sale of aircraft and other miscellaneous gains and losses.

Loss on extinguishment of debt and other, net: During 2015, the company recorded $202 million of losses as part of Nonoperating income (expense): Miscellaneous, net due primarily to the write-off of $134 million related to the unamortized non-cash debt discount from the extinguishment of the 6% Notes due 2026 and 6% Notes due 2028.

During 2015, the company also recorded a $61 million foreign exchange loss related to its cash holdings in Venezuela. The Venezuelan government has maintained currency controls and fixed official exchange rates (i.e. Sistema Complementario de Administracion de Divisas, or SICAD, and Sistema Marginal de Divisas, or SIMADI) for many years. Previously, airlines were permitted to use the more favorable SICAD rate (currently 13.5 Venezuelan bolivars to one U.S. dollar) if repatriating profits and for payments of local goods and services in Venezuela. During 2015, many of the payments for local goods and services have transitioned to utilizing the SIMADI rate (currently 200 Venezuelan bolivars to one U.S. dollar) or have been required to be paid in U.S. dollars. Furthermore, the Venezuelan government has not permitted the exchange and repatriations of local currency since mid-2014. As a result, the Company decided to change the exchange rate from historical SICAD rates to a combination of SIMADI and SICAD rates based on projections of future cash payments. Including this adjustment, the company’s resulting cash balance held in Venezuelan bolivars at December 31, 2015 is approximately $13 million.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 8

MTM (gains) losses from fuel derivative contracts settling in future periods and prior period losses on fuel derivative contracts settled in the current period: The company uses certain combinations of derivative contracts that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. Additionally, the company may enter into contracts at different times and later combine those contracts into structures designated for hedge accounting. As with derivatives that qualify for hedge accounting, the economic hedges and individual contracts are part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company records changes in the fair value of these various contracts that are not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months and year ended December 31, 2015, the company recorded $1 million in MTM losses and $8 million in MTM gains, respectively, on fuel derivative contracts that will settle in future periods. For fuel derivative contracts that settled in the three months and year ended December 31, 2015, the company recorded MTM losses of $105 million and $241 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

2014 - Special items

Impairment of assets: During 2014, the company recorded a charge of $16 million ($10 million net of related income tax benefits) related to its annual assessment of impairment of its indefinite-lived intangible assets (certain international Pacific routes). In addition, the company also recorded $33 million for charges related primarily to impairment of its flight equipment held for disposal associated with its Boeing 737-300 and 737-500 fleets.

Integration-related costs: Integration-related costs included compensation costs related to systems integration, training, severance and relocation for employees.

Severance and benefit costs: During the fourth quarter of 2014, the company recorded $141 million of severance and benefit costs related primarily to a voluntary early-out program for its flight attendants. More than 2,500 participants elected a one-time opportunity to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2016. In addition, the company recorded $58 million of severance and benefits primarily related to reductions of management and front-line employees, including from Hopkins International Airport (Cleveland), as part of its cost savings initiatives. The company is currently evaluating its options regarding its long-term contractual lease commitments at Cleveland. The capacity reductions at Cleveland may result in further special charges, which could be significant, related to our contractual commitments.

(Gains) losses on sale of assets and other miscellaneous (gains) losses, net: During 2014, the company recorded $66 million for the permanent grounding of 21 of the company’s Embraer ERJ 135 regional aircraft under lease through 2018, which included an accrual for remaining lease payments and an amount for maintenance return conditions. The company decided to permanently ground these 21 Embraer ERJ 135 aircraft as a result of new Embraer E175 regional jet deliveries, the impact of pilot shortages at regional carriers and fuel prices. In addition, the company also recorded $33 million for losses on the sale of assets and other special charges.

Loss on extinguishment of debt and other, net: On October 10, 2014, United used cash to retire, at par, the entire $248 million principal balance of the 6% Convertible Junior Subordinated Debentures and the 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES). The $53 million expense is primarily associated with the write-off of non-cash debt discounts recorded on the TIDES due to purchase accounting during the company’s merger transaction in 2010.

MTM losses from fuel derivative contracts settling in future periods and prior period gains (losses) on fuel derivative contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months and year ended December 31, 2014, the company recorded $225 million and $244 million, respectively, in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three months and year ended December 31, 2014, the company recorded MTM gains (losses) of ($18) million and $83 million, respectively, in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(D)	The company’s income tax benefit was $3.1 billion for the year ended December 31, 2015. During 2015, after considering all positive and negative evidence and the four sources of taxable income, the Company concluded that its deferred income tax assets are more likely than not to be realized. In evaluating the likelihood of utilizing the Company’s net federal and state deferred tax assets, the significant relevant factors that the Company considered are: (1) its recent history and forecasted profitability; (2) growth in the U.S. and global economies; and (3) future impact of taxable temporary differences. Therefore, the Company released almost all of its valuation allowance in 2015, resulting in a $3.1 billion benefit in its provision for income taxes.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2015	2014			2015	2014
Mainline:
Passengers (thousands)	24,169	22,087	9.4		96,327	91,475	5.3
Revenue passenger miles (millions)	44,470	42,609	4.4		183,642	179,015	2.6
Available seat miles (millions)	53,814	52,197	3.1		219,989	214,105	2.7
Cargo ton miles (millions)	679	674	0.7		2,614	2,487	5.1
Passenger load factor:
Mainline	82.6%	81.6%	1.0	pt.	83.5%	83.6%	(0.1)	pts.
Domestic	86.1%	84.1%	2.0	pts.	86.3%	86.0%	0.3	pts.
International	79.1%	79.2%	(0.1)	pts.	80.8%	81.3%	(0.5)	pts.
Passenger revenue per available seat mile (cents)	11.48	12.21	(6.0)		11.97	12.51	(4.3)
Average yield per revenue passenger mile (cents)	13.90	14.96	(7.1)		14.34	14.96	(4.1)
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$1.51	$2.58	(41.5)		$1.78	$2.96	(39.9)
Average aircraft fuel price per gallon (a)	$1.73	$2.69	(35.7)		$1.96	$2.98	(34.2)
Average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting (a)	$1.88	$2.88	(34.7)		$2.07	$3.03	(31.7)
Fuel gallons consumed (millions)	784	769	2.0		3,216	3,183	1.0
Aircraft in fleet at end of period	715	691	3.5		715	691	3.5
Average stage length (miles) (b)	1,869	1,936	(3.5)		1,922	1,958	(1.8)
Average daily utilization of each aircraft (hours)	9:59	10:11	(2.0)		10:24	10:26	(0.3)

Regional:
Passengers (thousands)	10,983	11,470	(4.2)		44,042	46,554	(5.4)
Revenue passenger miles (millions)	6,248	6,602	(5.4)		24,969	26,544	(5.9)
Available seat miles (millions)	7,490	8,016	(6.6)		30,014	31,916	(6.0)
Passenger load factor	83.4%	82.4%	1.0	pt.	83.2%	83.2%	—	pts.
Passenger revenue per available seat mile (cents)	20.68	21.31	(3.0)		21.50	21.86	(1.6)
Average yield per revenue passenger mile (cents)	24.79	25.87	(4.2)		25.84	26.28	(1.7)
Aircraft in fleet at end of period	524	566	(7.4)		524	566	(7.4)
Average stage length (miles) (b)	562	570	(1.4)		559	561	(0.4)

Consolidated (Mainline and Regional):
Passengers (thousands)	35,152	33,557	4.8		140,369	138,029	1.7
Revenue passenger miles (millions)	50,718	49,211	3.1		208,611	205,559	1.5
Available seat miles (millions)	61,304	60,213	1.8		250,003	246,021	1.6
Passenger load factor	82.7%	81.7%	1.0	pt.	83.4%	83.6%	(0.2)	pts.
Passenger revenue per available seat mile (cents)	12.61	13.42	(6.0)		13.11	13.72	(4.4)
Total revenue per available seat mile (cents)	14.74	15.47	(4.7)		15.15	15.81	(4.2)
Average yield per revenue passenger mile (cents)	15.24	16.43	(7.2)		15.72	16.42	(4.3)
Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$1.52	$2.58	(41.1)		$1.78	$2.97	(40.1)
Average aircraft fuel price per gallon (a)	$1.70	$2.67	(36.3)		$1.94	$2.99	(35.1)
Average aircraft fuel price per gallon including cash paid on settled hedges that did not qualify for hedge accounting (a)	$1.82	$2.83	(35.7)		$2.02	$3.03	(33.3)
Fuel gallons consumed (millions)	951	948	0.3		3,886	3,905	(0.5)
Average full-time equivalent employees (thousands)	82.1	80.5	2.0		82.1	82.0	0.1

(a)	Fuel price per gallon includes aircraft fuel and related taxes.
(b)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including income (loss) before income taxes excluding special items, net income (loss) excluding special items, net earnings (loss) per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM gains and losses from fuel derivative contracts settling in future periods and prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. UAL also believes that adjusting capital expenditures for fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures.

	Three Months Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2015	2014			2015	2014
Operating expenses	$7,955	$8,688	$(733)	(8.4)	$32,698	$36,528	$(3,830)	(10.5)
Less: Special charges (C)	131	179	(48)	NM	326	443	(117)	NM

Operating expenses, excluding special charges	7,824	8,509	(685)	(8.1)	32,372	36,085	(3,713)	(10.3)
Less: Third-party business expenses	86	65	21	32.3	291	534	(243)	(45.5)
Less: Fuel expense	1,618	2,530	(912)	(36.0)	7,522	11,675	(4,153)	(35.6)
Less: Profit sharing, including taxes	153	53	100	188.7	698	235	463	197.0

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,967	$5,861	$106	1.8	$23,861	$23,641	$220	0.9

Income before income taxes	$905	$23	$882	NM	$4,219	$1,128	$3,091	274.0
Less: Special items before income tax benefit	34	439	(405)	NM	279	844	(565)	NM

Income before income taxes and excluding special items	$939	$462	$477	103.2	$4,498	$1,972	$2,526	128.1

Net income	$823	$28	$795	NM	$7,340	$1,132	$6,208	NM
Less: Special items, net of tax (C)	111	433	(322)	NM	(2,862)	834	(3,696)	NM

Net income, excluding special items	$934	$461	$473	102.6	$4,478	$1,966	$2,512	127.8

Diluted earnings per share	$2.24	$0.07	$2.17	NM	$19.47	$2.93	$16.54	NM
Add back: Special items, net of tax	0.30	1.12	(0.82)	NM	(7.59)	2.12	(9.71)	NM
Add back: Impact of dilution, net	—	0.01	(0.01)	NM	—	0.01	(0.01)	NM

Diluted earnings per share, excluding special items	$2.54	$1.20	$1.34	111.7	$11.88	$5.06	$6.82	134.8

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2015	2014		2015	2014
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.37	13.68	(9.6)	12.42	14.03	(11.5)
Less: Special charges (C)	0.24	0.34	NM	0.15	0.21	NM

CASM, excluding special charges	12.13	13.34	(9.1)	12.27	13.82	(11.2)
Less: Third-party business expenses	0.16	0.12	33.3	0.13	0.25	(48.0)

CASM, excluding special charges and third-party business expenses	11.97	13.22	(9.5)	12.14	13.57	(10.5)
Less: Fuel expense	2.53	3.96	(36.1)	2.87	4.44	(35.4)

CASM, excluding special charges, third-party business expenses and fuel	9.44	9.26	1.9	9.27	9.13	1.5
Less: Profit sharing per available seat mile	0.28	0.10	180.0	0.32	0.11	190.9

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.16	9.16	—	8.95	9.02	(0.8)

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	12.98	14.43	(10.0)	13.08	14.85	(11.9)
Less: Special charges (C)	0.22	0.30	NM	0.13	0.18	NM

CASM, excluding special charges	12.76	14.13	(9.7)	12.95	14.67	(11.7)
Less: Third-party business expenses	0.14	0.11	27.3	0.12	0.22	(45.5)

CASM, excluding special charges and third-party business expenses	12.62	14.02	(10.0)	12.83	14.45	(11.2)
Less: Fuel expense	2.64	4.20	(37.1)	3.01	4.75	(36.6)

CASM, excluding special charges, third-party business expenses and fuel	9.98	9.82	1.6	9.82	9.70	1.2
Less: Profit sharing per available seat mile	0.25	0.09	177.8	0.28	0.09	211.1

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.73	9.73	—	9.54	9.61	(0.7)

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

CAPITAL EXPENDITURES AND FREE CASH FLOW

Capital Expenditures (in millions)	Three Months Ended December 31, 2015	Year Ended December 31, 2015
Capital expenditures – GAAP	$763	$2,747
Property and equipment acquired through the issuance of debt	69	866
Airport construction financing	12	17
Fully reimbursable projects	(53)	(124)

Adjusted capital expenditures – Non-GAAP	$791	$3,506

Free Cash Flow (in millions)	Three Months Ended December 31, 2015	Year Ended December 31, 2015
Net cash provided by operating activities	$1,115	$5,992
Less adjusted capital expenditures – Non-GAAP	791	3,506

Free cash flow	$324	$2,486

United Airlines Announces $4.5 Billion Full-Year 2015 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a Non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended December 31, 2015
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$4,498
NOPAT adjustments (b)	1,100

NOPAT	$5,598

Effective tax rate	0.4%

Invested Capital (five-quarter average)
Total assets
Invested capital adjustments (c)	$39,210
Average Invested Capital	12,507

$26,703

Return on Invested Capital

21.0%

Notes:	Twelve Months Ended December 31, 2015

(a) Non-GAAP Financial Reconciliation
Pre-tax income	$4,219
Add: Special items	279

Pre-tax income excluding special items	$4,498

(b)	NOPAT adjustments include: adding back (net of tax shield) interest expense, the interest component of capitalized aircraft rent, and net interest on pension while removing interest tax expense.
(c)	Invested capital adjustments include: adding back capital aircraft rent (at 7.0X) and deferred income taxes, less advance ticket sales, frequent flyer deferred revenue, tax valuation allowance, and other non-interest bearing liabilities.

# # #